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                                                                    Exhibit 21.1


                 SUBSIDIARIES OF COOKER RESTAURANT CORPORATION

        Cooker Restaurant Corporation directly or indirectly owns all of the outstanding interests in the following subsidiaries:

               CGR Management Corporation, a Florida corporation

                 Florida Cooker LP, Inc., a Florida Corporation

        Southern Cooker Limited Partnership, an Ohio limited partnership